EXHIBIT 4.28

When Recorded, Return to:
Katherine E. Gibson
Davis Graham & Stubbs LLP
1550 17th St Suite 500
Denver, CO 80202

ASSIGNMENT OF SURFACE IMPACT AGREEMENT

THIS ASSIGNMENT (the “Assignment”) is made and entered into effective as of April 11, 2008 by and between 448018 Exploration, Inc., a Nevada corporation (“Assignor”) and The Bootheel Project, LLC, a Colorado limited liability company (“Assignee”).

A.           WHEREAS, Assignor entered into that certain Surface Impact Agreement with  M J Ranches, Inc. a Wyoming Corporation (“MJ”) dated effective as of February 5, 2008 (the “Surface Agreement”), which sets forth the agreement and understanding of the parties regarding the use of certain lands owned by the State of Wyoming and located in Albany County, Wyoming upon which MJ has obtained the right to conduct grazing operations pursuant to that certain State of Wyoming Grazing Lease 1-7184;

B.           WHEREAS, record notice of the Surface Agreement is provided by a Memorandum of Agreement dated February 5, 2008 recorded in the records of the clerk of Albany County, Wyoming on July 28, 2008 (#2008-4640);

C.           WHEREAS, paragraph 19 of the Surface Agreement permits assignment of the Surface Agreement; and

D.           WHEREAS, Assignor wishes to assign and Assignee wishes to accept all of Assignor’s rights and obligations under the Surface Agreement.

NOW THEREFORE, for and in consideration of the mutual promises and terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

1.
Transfer and Assignment.  Assignor hereby transfers, conveys, assigns, sets over and delivers to Assignee, and Assignee hereby accepts the transfer, conveyance, assignment, set over and delivery of all of Assignor’s right, title and interest in and to the Surface Agreement.

2.
Assumption.  Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Surface Agreement and shall undertake all of Assignor’s liabilities and obligations of any kind related to the Surface Agreement from and after the date of this Assignment.

3.
Notice to Third Parties.  Assignor shall promptly give notice to any necessary third party of the assignment and transfer of the Surface Agreement.  The parties hereto agree to cooperate with one another and execute such further documents and instruments, if any, and take such other actions as may be necessary to give effect to this Assignment.

4.	No Third Party Beneficiaries. Nothing in this Assignment shall confer any rights upon any person or entity other than the parties hereto and each such party’s respective successors and assigns.

5.	Successors and Assigns. The terms of this Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.
Amendments and Waivers.  No amendment, modification or discharge of this Assignment and no waiver hereunder shall be valid or binding unless it is set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, waiver or discharge is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect at any other time.

7.	Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Wyoming, other than its rules as to conflicts of law.

8.	Headings. The headings contained in this Assignment are for purposes of convenience only and shall not affect the meaning or interpretation of this Assignment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by their authorized representatives as of the date first written above.

448018 EXPLORATION, INC., a Nevada corporation		THE BOOTHEEL PROJECT, LLC, a Colorado limited liability company
	“C. Stewart Wallis”		“C. Stewart Wallis”
By:	C. Stewart Wallis, President	By:	448018 Exploration, Inc., Manager
C. Stewart Wallis, President

~~STATE OF~~ BRITISH COLUMBIA ~~COUNTY OF~~ CANADA	) ) ss. )

The foregoing instrument was acknowledged before me on this 12th day of August, 2008, by C. Stewart Wallis as President of 448018 Exploration, Inc., a Nevada corporation.

Witness my hand and official seal.

“Olen Aasen”
Notary Public

My Commission expires:

does not expire

[SEAL]

~~STATE OF~~ BRITISH COLUMBIA ~~COUNTY OF~~ CANADA	) ) ss. )

The foregoing instrument was acknowledged before me on this 12th day of August, 2008, by C. Stewart Wallis as President of 448018 Exploration, Inc., a Nevada corporation, Manager of The Bootheel Project, LLC, a Colorado limited liability company.

Witness my hand and official seal.

“Olen Aasen”
Notary Public

My Commission expires:

does not expire

[SEAL]